Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Acquires Butamax Patent Estate

Gevo adds fundamental patents to its portfolio for the production of renewable isobutanol and derivative renewable fuel products

ENGLEWOOD, Colo., September 23, 2021 -- Gevo, Inc. (NASDAQ: GEVO) is pleased to announce that it has entered into an asset purchase agreement, dated September 21, 2021, with Butamax Advanced Biofuels LLC (“Butamax”) and its affiliate, Danisco US Inc., to acquire certain patents, leaving Gevo as the only entity with full rights to sublicense the entire Gevo/Butamax isobutanol and isobutanol derivatives patent estate in the fields of fuels, isooctane, industrial chemicals, isobutylene, oligomerized isobutylene, and para-xylene (the “Asset Purchase Agreement”). The transaction contemplated by the Asset Purchase Agreement closed on September 21, 2021 and is subject to certain existing rights and obligations.

The Asset Purchase Agreement provides Gevo with direct ownership and management over the entire known isobutanol patent portfolio of Butamax. Butamax previously entered into a patent cross-license agreement with Gevo effective as of August 22, 2015 (the “Patent-Cross License Agreement”). The Asset Purchase Agreement terminates the Patent-Cross License Agreement in most respects.

In 2020, Gevo commissioned Peak Value IP, LLC to complete a valuation of its worldwide intellectual property that could be licensed and monetized by Gevo. This valuation included the Butamax-owned patents available for Gevo to use and the Gevo-owned patents, patent applications, trade secrets, and know-how (collectively, the “IP”). Peak Value’s analysis yielded an indicative investment valuation of approximately $412 million for the full scope of the Gevo IP portfolio. The Butamax patent estate acquisition is expected to increase Gevo’s intellectual property value, now that Gevo owns the Butamax patents.

“Gevo is ‘all in’ on IBA-related technologies. We are finding strong commercial demand for our products. So, it simply makes sense for us to own the patent estate. In addition, it gives us more flexibility in adding to the combined patent estate and eliminates the complexity for out-licensing that existed under the Patent Cross-License Agreement,” commented Dr. Chris Ryan, President and Chief Operating Officer of Gevo.

For more information and details about the Asset Purchase Agreement and the termination of the Patent Cross-License Agreement, please see the Current Report on Form 8-K that Gevo filed with the U.S. Securities and Exchange Commission on September 23, 2021.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full life cycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their life cycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that its proven, patented technology enabling the use of a variety of low-carbon sustainable feedstocks to produce price-competitive low-carbon products such as gasoline components, jet fuel and diesel fuel yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business. Gevo believes that the Argonne National Laboratory GREET model is the best available standard of scientific-based measurement for life cycle inventory or LCI. Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, without limitation, including the Asset Purchase Agreement, the termination of the Patent Cross-License Agreement, the acquisition of the patents from Butamax, Gevo’s control over patents for the production of renewable isobutanol, the benefits of the acquisition of patents, the IP evaluation performed by Peak Value IP, LLC, Gevo’s ability to monetize any patents, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2020, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

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